March 10, 1994


FOR IMMEDIATE RELEASE

For further information
contact: Michelle R. Garbis


                    DELTONA FACES CONTINUING CASH SHORTFALLS --
         FUNDING NOT AVAILABLE FROM CONTROL GROUP OR ALTERNATIVE SOURCES

MIAMI, FLORIDA -- The Deltona Corporation announced today that it is facing a severe shortfall in working capital due to its failure to obtain additional financing. The Company further announced that Selex International B.V., which holds approximately 43.1% of Deltona's outstanding Common Stock, has stated in a filing made with the Securities and Exchange Commission that it, as well as Yasawa Holding N.V. (which holds approximately 4.4% of Deltona's Common Stock) and their affiliates are uncertain as to whether they will provide any further funds to Deltona. In their filing, Selex and its affiliates stated that they are seeking third parties to provide financing for the Company and that as part of any such transaction, they would be willing to sell or restructure all or a portion of their loans and equity interest in the Company.

Deltona, the developer of nine planned communities in Florida, has stated on numerous occasions that the obtainment of additional funds to implement its marketing program and achieve the objectives of its business plan is essential to enable the Company to continue as a going concern. The business plan was designed to significantly increase Deltona's sales through a major marketing effort so that future working capital could be obtained by selling or otherwise financing newly generated contracts and mortgages receivable. Selex provided $4,400,000 in loans to the Company during the last half of 1993 to commence implementation of the marketing program and assist Deltona in meeting its working capital requirements. Selex and its affiliates also provided Deltona with $1,000,000 in additional funds in February and March, 1994 in the form of a loan, purchase of property and reimbursement of expenses.

Deltona stated in its quarterly report on Form 10-Q for the quarter ended September 24, 1993, that the Company was engaged in discussions with external financing sources concerning its 1994 financing requirements. For a variety of reasons, such negotiations have terminated.

As a consequence of Deltona's working capital problems, Deltona is in default of several major obligations, including its obligation to the Division of Florida Land Sales under its existing escrow agreement, its obligation under its lease for its corporate offices and its obligation to make required interest payments under loans from Selex and its affiliates. Furthermore, the Company has not paid certain real estate taxes which total more than $1,100,000.

Due to the Company's default on its escrow obligations, the Division is requiring the Company, in accordance with the existing Consent Order between the Company and the Division, to deposit in escrow all funds received from contracts and mortgages receivable. Since collections on receivables have, in the past, been used to help meet Deltona's working capital requirements, this recent action has caused a significant strain on the Company's liquidity position.

Deltona is also subject to certain pending litigation which may adversely affect the financial condition of the Company, as follows:

      On December 8, 1993, the landlord of the Company's headquarters building in Miami, Florida filed a complaint against the Company in the Circuit Court for Dade County, Florida (Case No. 93-22877). In its complaint, the plaintiff is seeking damages against the Company for an alleged breach of the lease for the office building. The complaint alleges that Deltona has defaulted in its obligation to make payments under the lease and seeks damages in excess of $272,000 for additional past due rent, plus damages for acceleration of lease payments in excess of $4,000,000. The Court has entered an Order requiring the Company to pay uncontested back rent of approximately $240,000, plus uncontested rent of approximately $48,000, commencing on March 1, 1994. To date, the Company has not paid any amounts to the Court under this Order.

      On February 28, 1994, the Company was served with an action styled Lee,_et.al._v._The_Deltona_Corporation, Case No. 94-3808, filed in the Circuit Court for Dade County, Florida. In the complaint, the plaintiff alleges that the liquidated damages provision in Deltona's contracts for the sale of its properties is unenforceable under Florida law and contests the method utilized by the Company to calculate actual damages in the event of contract cancellations. As part of its complaint, the plaintiff is seeking certification as a class action, as well as unspecified compensatory damages, together with interest, costs and fees. The lawsuit has only recently been filed. The Company believes it has meritorious defenses to the plaintiff's claims and intends to vigorously defend this action.

Deltona is presently in default of all its loans to Selex and its affiliates due to its failure to make required interest payments. Selex and its affiliates have reported to the SEC that they are currently reviewing their rights and options under such loans. They are considering, among other actions, declaring defaults under the loans, seeking to realize on their security interests in the assets of Deltona through mortgage foreclosures and other actions, and restructuring their loans (which might involve, among other things, accepting certain assets of Deltona in exchange for reduction of their loans).

Selex and its affiliates are also seeking to locate third parties to provide financing for the Company. As part of any such transaction, Selex and its affiliates have indicated that they are willing to sell or restructure all or a portion of their loans and equity interest in the Company. They have also indicated that they are willing to sell their interests in the Company at a significant discount. Consummation of any such transaction might result in a change in control of Deltona.

In light of the foregoing factors, the Board of Directors is reviewing the alternatives available to the Company to address its liquidity and working capital problems.